UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2015

DIGITAL REALTY TRUST, INC.

DIGITAL REALTY TRUST, L.P.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
Maryland	000-54023	26-2402955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3200 San Francisco, California		94111
(Address of principal executive offices)		(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 9, 2015, Digital Realty Trust, Inc., a Maryland corporation (the “Company,” “we,” “us,” or “our”) completed the previously announced acquisition of Telx Holdings, Inc. (“Telx”) from private equity firms ABRY Partners and Berkshire Partners (the “Telx Acquisition”). Telx was acquired pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Digital Delta, Inc., a Delaware corporation and wholly owned subsidiary of the Company, Telx and BSR LLC, as the sellers’ representative. The purchase price, which was determined through negotiations between us and the sellers, was approximately $1.886 billion (subject to certain adjustments contemplated by the Merger Agreement). The purchase price was paid in cash and was funded with the net proceeds from the previously disclosed (i) public offering of 10,000,000 shares of our 6.350% Series I Cumulative Redeemable Preferred Stock completed on August 24, 2015, (ii) private placement by Digital Delta Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, of $500 million aggregate principal amount of its 3.400% Notes due 2020 and $450 million aggregate principal amount of its 4.750% Notes due 2025 completed on October 1, 2015, and (iii) sale of 10,500,000 shares of Digital Realty Trust, Inc.’s common stock on October 8, 2015 pursuant to certain forward sale agreements entered into in connection with the underwritten public offering of the Company’s common stock completed on July 20, 2015.

Telx is a leading national provider of data center colocation, interconnection and cloud enablement solutions within 13 strategic North American metropolitan areas. Telx operates a total of 20 data center facilities, including six in the New York/New Jersey metropolitan area, two in Chicago, two in Dallas, four in California (one in each of Los Angeles and San Francisco and two in Santa Clara), two in the Pacific Northwest (one in each of Seattle and Portland) and one in each of Atlanta, Miami, Phoenix and Charlotte. Telx leases more than half of its facilities from the Company and has been a customer of the Company for over eight years.

The foregoing is a summary description of certain terms of the Merger Agreement and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Merger Agreement, which was included as Exhibit 2.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the Securities and Exchange Commission on August 6, 2015.

Item 8.01 Other Events.

As previously disclosed, on July 14, 2015, the Company entered into forward sale agreements with each of Bank of America, N.A., Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. (collectively, the “Forward Counterparties”). On October 8, 2015, Digital Realty Trust, Inc. physically settled in full the forward sale agreements by issuing an aggregate of 10,500,000 shares of its common stock to the Forward Counterparties in exchange for net proceeds of approximately $674.1 million. The Company used the net proceeds from the physical settlement of the forward sale agreements to fund a portion of the Telx Acquisition.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The unaudited condensed consolidated interim financial statements of Telx as of June 30, 2015 and for the six months ended June 30, 2015 and 2014 are incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by the Company on August 13, 2015. The audited financial statements of Telx as of and for the years ended December 31, 2014, 2013 and 2012 (as restated) are incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by the Company on August 13, 2015.

(b) Pro Forma Financial Information

Pro forma financial information with respect to the Telx Acquisition will be filed by amendment as soon as practicable, but not later than 71 calendar days from the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ JOSHUA A. MILLS
Joshua A. Mills
Senior Vice President, General Counsel and Secretary

Digital Realty Trust, L.P.
By:	Digital Realty Trust, Inc. Its general partner

By:	/s/ JOSHUA A. MILLS
Joshua A. Mills
Senior Vice President, General Counsel and Secretary

Date: October 9, 2015

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